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                               LIST OF SUBSIDIARIES


Checkpoint Genetics Group, Inc
4201 Wilshire Boulevard, Suite 525
Los Angeles, California 90010
Tel. No. (323) 954-9808

Checkpoint Genetics Inc.
1195 McDermott Drive
West Chester, PA 19380
Tel. No. (610) 696-3730